Exhibit 99.1

GOLDMAN SACHS BANK USA
200 West Street
New York, New York  10282-2198

PERSONAL AND CONFIDENTIAL

October 26, 2012

Clean Harbors, Inc.

42 Longwater Drive

Norwell, Massachusetts 02061-9149

Attention:  James M. Rutledge

Commitment Letter

Ladies and Gentlemen:

Goldman Sachs Bank USA (“Goldman Sachs”, and together with any of its respective affiliates that may provide services or perform obligations under this Commitment Letter or the Fee Letter and any Additional Commitment Party (as defined below), “we”, “us” or the “Commitment Parties” and each, a “Commitment Party”) is pleased to confirm the arrangements under which (i) Goldman Sachs is exclusively authorized by Clean Harbors, Inc. (the “Borrower” or “you”) to act as sole lead arranger, sole bookrunner and sole syndication agent in connection with, (ii) Goldman Sachs is exclusively authorized by the Borrower to act as administrative agent in connection with, and (iii) Goldman Sachs commits to provide the principal amount of financing allocated to it for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B and C hereto (collectively, this “Commitment Letter”).

You have informed us that the Borrower intends to acquire (the “Acquisition”) a company named Safety-Kleen, Inc. (together with its subsidiaries, the “Acquired Business”).  You have also informed us that the Acquisition will be financed from (a) borrowings by the Borrower of senior secured term loans in an aggregate principal amount of $475.0 million from one or more lenders under a new senior secured term facility (the “Term Facility”) having the terms set forth on Annex B; (b) the issuance by the Borrower of $375.0 million in aggregate principal amount of unsecured notes (the “Notes”) pursuant to a registered public offering or Rule 144A or other private placement (the “Notes Offering”) or, in the event some or all of the Notes are unable to be issued at the time the Acquisition is consummated, borrowings by the Borrower of unsecured senior increasing rate bridge loans in an aggregate principal amount of $375.0 million less the gross proceeds from the sale of Notes issued prior to that time, from one or more lenders under a new senior unsecured bridge facility (the “Bridge Facility” and, together with the Term Facility, the “Facilities”) having the terms set forth in Annex C, (c) borrowings by the Borrower of loans in an aggregate principal amount of up to $100 million under that certain third amended and restated credit agreement dated as of May 31, 2011 (as amended through the date hereof, the “ABL Credit Agreement”), (d) if elected by the Borrower, an issuance of its common stock (the “Equity Issuance”) and (e) cash on hand from the Borrower.

1.                                      Commitments; Titles and Roles.

The Commitment Party is pleased to confirm its agreement to act, and you hereby appoint the Commitment Party to act, as sole lead arranger, sole bookrunner and sole syndication agent in connection with the Facilities.  No person or entity other than the Commitment Party shall act as agent, arranger, bookrunner, syndication agent or in any other capacity with respect to the Facilities unless you and we agree.  Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act as administrative agent (the “Administrative Agent”) for each of the Facilities.  Goldman Sachs is pleased to commit to provide the Borrower 100% of each of the Facilities on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (as defined below); provided that the gross proceeds of the Equity Issuance shall reduce the commitment for the Facilities on a dollar for dollar basis and the reductions to the Facilities shall be applied as follows: (i) if the gross proceeds of the Equity Issuance are equal to or greater than $375.0 million, first to reduce the Bridge Facility to $0, and second, to reduce the Term Facility and (ii) if the gross proceeds of the Equity Issuance are less than $375.0 million first, to reduce the Bridge Facility until the Bridge Facility equals $200.0 million and second, to reduce the Term Facility; provided further that if there are Notes and Securities (as defined in the Fee Letter) issued in an aggregate principal amount that exceeds $375.0 million, then the commitment for the Term Facility shall be reduced by such excess.

Our fees for our commitment and for services related to the Facilities are set forth in a separate fee letter (the “Fee Letter”) entered into by the Borrower and the Commitment Party on the date hereof.

You may, on or prior to the date that is fifteen (15) calendar days after the date hereof, appoint no more than two financial institutions as additional agents, co-agents, managers or arrangers with respect to the Facilities (any such agent, co-agent, manager or arranger, an “Additional Commitment Party”; provided that only one Additional Commitment Party shall act as a lead arranger and/or bookrunner) reasonably acceptable to Goldman Sachs with no more than 35% in the aggregate (for all such Additional Commitment Parties) of the economics for either the Term Facility or the Bridge Facility (it being understood that, to the extent you appoint an Additional Commitment Party in respect of the Facilities, (x) such Additional Commitment Party shall assume a portion of the commitments of each of the Term Facility and the Bridge Facility, pro rata, unless otherwise agreed by Goldman Sachs, (y) such Additional Commitment Party will assume a portion of the commitments of the Term Facility and the Bridge Facility on a pro rata basis in accordance with the economics allocated to it (and the commitments of Goldman Sachs with respect to such portion of the Term Facility and the Bridge Facility will be reduced dollar for dollar by the commitment amount of the Term Facility and the Bridge Facility allocated to such Additional Commitment Party), and (z) the economics allocated to Goldman Sachs in respect of the Term Facility and the Bridge Facility will be reduced by the amount of the economics allocated to such appointed entity upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Commitment Party” hereunder and under the Fee Letter); provided, that fees will be allocated to such appointed entity on a pro rata basis in respect of the commitment it is assuming in respect of the Term Facility and the Bridge Facility or on such other basis as Goldman Sachs may agree.

It is understood and agreed that Goldman Sachs will have “lead left” placement on all marketing materials relating to the Facilities and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books.

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2.                                      Conditions Precedent.

The Commitment Party’s commitments and agreements are subject to there not having occurred, since July 14, 2012, a Company Material Adverse Effect (as defined below) except as (a) disclosed, reflected or reserved for in the Financial Statements (as such term is defined in the Acquisition Agreement), (b) disclosed on Schedule 5.7 to the Acquisition Agreement or (c) contemplated by the transaction pursuant to the Acquisition Agreement.  The Commitment Party’s commitments and agreements are also subject to the satisfactory negotiation, execution and delivery of appropriate definitive loan documents relating to the Facilities including, without limitation, a credit agreement, an unsecured bridge loan agreement, guarantees, security agreements, pledge agreements, an intercreditor agreement, opinions of counsel and other related definitive documents (collectively, the “Loan Documents”) to be based upon and substantially consistent with the terms set forth in this Commitment Letter and are otherwise acceptable to the Commitment Party and you.  For purposes hereof, the term “Company Material Adverse Effect” means any material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that the effects of changes or effects that are generally applicable to (i) the industries and markets in which the Company and the Company Subsidiaries operate, (ii) the North American or global economy or (iii) the United States securities markets shall be excluded from the determination of Company Material Adverse Effect; and provided further that any adverse effect on the Company and the Company Subsidiaries resulting from (A) the execution of the Acquisition Agreement, the announcement of the Acquisition Agreement or the pendency or consummation of the transactions contemplated hereby, (B) changes in any Laws, accounting regulations or principles applicable to the Company or any of the Company Subsidiaries, (C) any other action required by Law, contemplated by the Acquisition Agreement or taken at the request of, or with the consent of, Acquiror or Merger Sub, (D) any failure by the Company or the Company Subsidiaries to meet earnings estimates or financial projections, (E) any failure of any line of business of the Company or the Company Subsidiaries to meet estimates or financial projections, or (F) any changes in liquidity due to payments of any amounts accrued or reserved for on the Financial Statements shall be excluded from the determination of Company Material Adverse Effect (all capitalized terms used in this definition shall have the meanings assigned to such terms in the Acquisition Agreement).

Notwithstanding anything in this Commitment Letter to the contrary, (a) the only representations relating to the Acquired Business or the Borrower and its subsidiaries the accuracy of which will be a condition to the availability of the Facilities on the Closing Date will be (i) the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders and the Commitment Party (but only to the extent that the Borrower or its affiliates have the right not to consummate the Acquisition, or to terminate their obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be true and correct (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the documentation for the Facilities will be such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth under this Section 2 and in Annex D hereto are satisfied (it being understood that (I) to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or intellectual property filings or the delivery of stock certificates) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the Facilities on the Closing Date but such security interest(s) will be required to be perfected after the Closing Date pursuant to arrangements to be mutually agreed by Goldman Sachs and the Borrower and (II) nothing in the preceding clause (a) will be construed to limit the applicability of the individual conditions set forth herein or in Annex D).  As used herein, “Specified Representations” means representations relating to incorporation or formation; organizational power and authority to enter into the documentation relating to the Facilities; due execution, delivery and enforceability of such documentation; solvency;

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no conflicts with charter documents or material agreements; Federal Reserve margin regulations; the Investment Company Act; OFAC, the PATRIOT Act, FCPA and other anti-terrorism laws; use of proceeds, and, subject to the limitations on perfection of security interests set forth in the preceding sentence, the creation, perfection and priority of the security interests granted in the proposed collateral under the Term Facility.

Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that our commitments hereunder are not subject to commencement or completion of syndication of the Facilities.

3.                                      Syndication.

The Commitment Party intends and reserves the right to syndicate the Facilities to the Lenders (as defined in Annex B and C, respectively), and you acknowledge and agree that the commencement of syndication shall occur in the discretion of the Commitment Party.  The Commitment Party will select the Lenders after consultation with the Borrower.  The Commitment Party will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Commitment Party pursuant to the terms of this Commitment Letter and the Fee Letter.  The Commitment Party will determine the final commitment allocations and will notify the Borrower of such determinations.  The Borrower agrees to use all commercially reasonable efforts to ensure that the Commitment Party’s syndication efforts benefit from the existing lending relationships of the Borrower and the Acquired Business and their respective subsidiaries.  To facilitate an orderly and successful syndication of each of the Facilities, you agree that, until the earlier of the termination of the syndication as determined by Goldman Sachs and 90 days following the date of initial funding under each of the Facilities, the Borrower will not, and will use its commercially reasonable efforts to obtain contractual undertakings from the Acquired Business that it will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or any debt or equity security of the Acquired Business or the Borrower or any of their respective subsidiaries or affiliates (other than the Facilities, the Notes (or other Applicable Debt (as defined in the Fee Letter) or any indebtedness to be borrowed under the ABL Credit Agreement), including any renewals or refinancing of any existing debt facility or debt security, without the prior written consent of the Commitment Party.

The Borrower agrees to cooperate with the Commitment Party and agrees to use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business to cooperate with the Commitment Party, in connection with (i) the preparation of one or more information packages for each of the Facilities regarding the business, operations, financial projections and prospects of the Borrower and the Acquired Business (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Borrower or the Acquired Business deemed reasonably necessary by the Commitment Party to complete the syndication of each of the Facilities including, without limitation, obtaining (a) a public corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”), (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”)) and (c) a public credit rating for the each of the Facilities and the Notes from each of Moody’s and S&P, in each case, prior to the launch of general syndication (for the avoidance of doubt, our commitments hereunder shall not be subject to obtaining the ratings specified in sub-clauses (a), (b) and (c) of this clause (i)), and (ii) the presentation of one or more information packages for each of the Facilities acceptable in format and content to the Commitment Party (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of each of the Facilities (including,

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without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower and the Acquired Business with prospective Lenders and participation of such persons in meetings).  The Borrower will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation and all other information, documentation or materials delivered to the Commitment Party in connection therewith (collectively, the “Information”) and acknowledges that the Commitment Party will be using and relying upon the Information without independent verification thereof.  The Borrower agrees that Information regarding each of the Facilities and Information provided by the Borrower, the Acquired Business or their respective representatives to the Commitment Party in connection with each of the Facilities (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Borrower) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating each of the Facilities or otherwise, in accordance with the Commitment Party’s standard syndication practices and you acknowledge that neither the Commitment Party nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.

The Borrower acknowledges that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, the Acquired Business or their respective affiliates or any of its or their respective securities) (each, a “Public Lender”).  At the request of the Commitment Party, the Borrower agrees to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Borrower, the Acquired Business, or their respective affiliates or securities.  The information to be included in the additional version of the Confidential Information Memorandum will be substantially consistent with the information included in any offering memorandum for the offering for the Notes.  It is understood that in connection with your assistance described above, you will provide, and cause all other applicable persons to provide, authorization letters to the Commitment Party authorizing the distribution of the Information to prospective Lenders and containing a representation to the Commitment Party, in the case of the public-side version that such Information does not include material non-public information about the Borrower, the Acquired Business, or their respective affiliates or their respective securities.  In addition, the Borrower will clearly designate as such all Information provided to the Commitment Party by or on behalf of the Borrower or the Acquired Business which is suitable to make available to Public Lenders.  The Borrower acknowledges and agrees that the following documents may be distributed to all Lenders (including Public Lenders) (unless the Borrower promptly notifies the Commitment Party in writing prior to such distribution that any such document contains material non-public information with respect to the Borrower, the Acquired Business or their respective affiliates or securities):  (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Commitment Party for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of each of the Facilities.

4.                                      Information.

The Borrower represents and covenants that (i) all Information (other than financial projections) provided directly or indirectly by the Acquired Business or the Borrower to the Commitment Party or the Lenders in connection with the transactions contemplated hereunder is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) the financial projections that have been or will be made available to the Commitment Party or

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the Lenders by or on behalf of the Acquired Business or the Borrower have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Party or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.  You agree that if at any time prior to the later of (i) Closing Date and (ii) the termination of the syndication of each of the Facilities as determined by the Commitment Party, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.  In arranging and syndicating each of the Facilities, we will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof.  We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Borrower, the Acquired Business or any other party or to advise or opine on any related solvency issues.

5.                                      Indemnification and Related Matters.

In connection with arrangements such as this, it the policy of the Commitment Party to receive indemnification.  The Borrower agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.                                      Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Party (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Party and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  The Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates and, as provided above, to any Lender prior to the Closing Date.  In addition, until the termination of the syndication of each of the Facilities, as determined by Goldman Sachs, the Commitment Party may, in consultation with the Borrower, assign its commitments and agreements hereunder, in whole or in part, to additional arrangers or other Lenders.  Any assignment by the Commitment Party to any potential Lender made prior to the Closing Date will not relieve the Commitment Party of its obligations set forth herein.  Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.                                      Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Party in connection with this arrangement are exclusively for the information of the Borrower and may not be disclosed by you to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Party, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Borrower’s officers, directors, agents and advisors who are directly involved in the consideration of each of the Facilities and who have been informed by you of the confidential nature of such advice and this Commitment Letter and

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the Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein) to the Acquired Business to the extent you notify such Acquired Business of its obligations to keep such material confidential, and to the Acquired Business’ officers, directors, agents and advisors who are directly involved in the consideration of each of the Facilities to the extent such persons agree to hold the same in confidence (provided that any disclosure of the Fee Letter or its terms or substance to the Acquired Business or its officers, directors, agents and advisors shall be redacted in a manner satisfactory to the Commitment Party), (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof) and (iv) the information contained in Annexes B and C, in any prospectus or other offering memorandum relating to the Notes, and (v) the information contained in Annexes B and C to Moody’s and S&P; provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with the Commitment Party.

8.                                      Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, the Commitment Party together with its affiliates (collectively, the “Bank Group”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally.  In the ordinary course of their various business activities, all members of the Bank Group and funds or other entities in which members of the Bank Group invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for its own account and for the accounts of its customers.  In addition, members of the Bank Group may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments.  Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Borrower or the Acquired Business or their affiliates.  In addition, each member of the Bank Group may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons.  The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor.  Although each member of the Bank Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, no member of the Bank Group shall have any obligation to disclose such information, or the fact that any member of the Bank Group is in possession of such information, to the Borrower or to use such information on the Borrower’ behalf.

Consistent with each member of the Bank Group’s policies to hold in confidence the affairs of its customers, no member of the Bank Group will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers.  Furthermore, you acknowledge that no member of the Bank Group or any of its affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

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Each member of the Bank Group may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates.  You agree that each member of the Bank Group will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any member of the Bank Group and the Borrower, its equity holders or its affiliates.  You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the members of the Bank Group, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) no member of the Bank Group has assumed an advisory or fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any member of the Bank Group has advised, is currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each member of the Bank Group is acting solely as a principal and not as the agent or fiduciary of the Borrower, its management, equity holders, affiliates, creditors or any other person.  The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any member of the Bank Group has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto.  In addition, the Commitment Party may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning the Borrower, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Party hereunder.

In addition, please note that no member of the Bank Group provides accounting, tax or legal advice.  Notwithstanding anything herein to the contrary, the Borrower (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of each of the Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.                                      Miscellaneous.

The Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment or termination of the Acquisition Agreement (as defined in Annex D) and (iii) April 26, 2013, unless the closing of the Term Facility and (a) the Notes Offering or (b) the Bridge Facility, as applicable, on the terms and subject to the conditions contained herein, has been consummated on or before such date.  In addition, the Commitment Party’s commitment hereunder to provide and arrange the Bridge Facility will terminate to the extent of the issuance of the Notes or other Applicable Debt (in escrow or otherwise).

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The provisions set forth under Sections 3, 4, 5 (including Annex A) and 7 hereof and this Section 9 hereof and the provisions of the Fee Letter will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered.  The provisions set forth in the Fee Letter and under Sections 5 (including Annex A), 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Party’s commitments and agreements hereunder.

The Borrower for itself and its affiliates agrees that any suit or proceeding arising in respect of this Commitment Letter or any of the Commitment Party’s commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Borrower hereby submits to the exclusive jurisdiction of, and to venue in, such court.  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of the Commitment Party’s commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto.  The Borrower for itself and its affiliates agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.  This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided, however, that the interpretation of the definition of Company Material Adverse Effect and whether there shall have occurred a Company Material Adverse Effect , shall be determined in accordance with the laws of the State of Delaware without giving effect to the principals of conflicts of law thereof or of any other jurisdiction.

The Commitment Party hereby notifies the Borrower and the Acquired Business that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Party and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors (as defined in Annexes B and C, respectively), which information includes the name and address of, the Borrower and each of the Guarantors and other information that will allow the Commitment Party and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Party and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to each of the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to each of the Facilities.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Party the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before the close of business on October 26, 2012 whereupon this Commitment Letter and the Fee Letter will become binding agreements between us.  If this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by

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such date, this offer will terminate on such date.  We look forward to working with you on this transaction.

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Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Authorized Signatory

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

CLEAN HARBORS, INC.

By:	/s/ James M. Rutledge
	Name:	James M. Rutledge
	Title:	Vice Chairman, President and
Chief Operating Officer

ANNEX A

In the event that the Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Borrower or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Borrower agrees to periodically reimburse the Commitment Party  for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith..  The Borrower also agrees to indemnify and hold the Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Commitment Party in performing the services that are the subject of the Letters.  The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall survive any termination of this Commitment Letter, the Fee Letter or the transactions contemplated hereby, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.  If for any reason the foregoing indemnification is unavailable to the Commitment Party or insufficient to hold the Commitment Party harmless, then the Borrower will contribute to the amount paid or payable by the Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) the Commitment Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) the Commitment Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Borrower under this paragraph will be in addition to any liability which the Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of the Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of the Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, the Commitment Party, any such affiliate and any such person. The Borrower also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Borrower or any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Borrower to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

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ANNEX B

Clean Harbors, Inc.

Summary of the Term Facility

This Summary outlines certain terms of the Term Facility referred to in the Commitment Letter, of which this Annex B is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Clean Harbors, Inc. (the “Borrower”).

Guarantors:	Each of the Borrower’s domestic subsidiaries (collectively, the “Guarantors”) will guarantee (the “Guarantee”) all obligations of the Borrower under the Term Facility.

Sole Lead Arranger, Sole
Bookrunner and Sole Syndication
Agent:	Goldman Sachs Bank USA (“Goldman Sachs”, in its capacities as Sole Lead Arranger, Sole Bookrunner and Sole Syndiction Agent, the “Arranger”).

Administrative Agent:	Goldman Sachs in its capacity as Administrative Agent (the “Administrative Agent”).

Lenders:	Goldman Sachs and/or other financial institutions selected by the Arranger (each, a “Lender” and, collectively, the “Lenders”).

Purpose/Use of Proceeds:

The proceeds of the Term Facility, together with the Bridge Facility, borrowings in an aggregate principal amount of up to $100 million under the ABL Credit Agreement, proceeds from the Equity Issuance if consummated on or before the Closing Date and cash from the Borrower’s balance sheet, will be used to fund the Acquisition (including refinancing or retiring all existing debt and redeeming all preferred stock of the Acquired Business and paying fees, commissions and expenses in connection with the Acquisition).

Ranking:	The Term Loans, the Guarantee and all obligations with respect thereto will be pari passu with the Borrower’s and the Guarantors’ senior debt.

Amount of Term Loans:	$475 million aggregate principal amount of senior secured term loans (the “Term Loans” or “Term Facility”).

Incremental Facility:

On or before the final maturity date of the Term Facility, the Borrower will have the right, but not the obligation, to incur an incremental term loan facility (an “Incremental Facility”) in an unlimited aggregate principal amount so long as the Consolidated Secured Leverage Ratio (as defined in the indenture governing the Borrower’s 5.25% Senior Notes due 2020 (the “Existing

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Notes”)), calculated on a pro forma basis for the most recent determination period, after giving effect to the incurrence of such Incremental Facility, would not exceed 2.0:1.00; provided (a) the All-In Yield (as defined below) applicable to the Incremental Facility will not be more than 0.50% higher than the corresponding All-In Yield applicable to the existing Term Facility, unless the interest rate margins with respect to the existing Term Facility is increased by an amount equal to the difference between the All-In Yield with respect to the Incremental Facility and the corresponding All-In Yield on the existing Term Facility, minus 0.50%, (b) the maturity date applicable to the Incremental Facility will not be earlier than the maturity date of the existing Term Facility, (c) the weighted average life to maturity of the Incremental Facility will not be earlier than that of the existing Term Facility (d) no default or event of default exists or would exist under the Term Facility after giving effect thereto, (e) any Incremental Facility will rank pari passu in right of payment and security with the Term Facility, (f) the representations and warranties in the documentation governing the Term Facility shall be true and correct in all material respects (or in all respects to the extent that any representation or warranty is qualified by materiality) subject to customary “SunGard” provisions to the extent the proceeds of any Incremental Facility are being used substantially concurrently to finance a permitted acquisition and (d) all other terms of the Incremental Facility, if not consistent with the terms of the existing Term Facility, must be reasonably acceptable to the Administrative Agent. Such increased amounts will be provided by existing Lenders or other persons who become Lenders in connection therewith (subject to the consent of the Administrative Agent (not to be unreasonably withheld)); provided that no existing Lender will be obligated to provide any such increased portion of the Term Facility.

“All-in Yield” means, as to any indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a reserve adjusted Eurodollar Rate or Base Rate floor, or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such indebtedness, provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable indebtedness); and provided further, that All-In Yield shall not include customary arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees.

Refinancing Facilities:

The Loan Documents will permit the Borrower to refinance loans under the Term Facility with one or more new term facilities under the Loan Documents with the consent of the Borrower, the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the lenders providing such new term facilities or with one or more additional series of senior or

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junior unsecured notes or loans or senior secured notes that will be secured by the Collateral on a pari passu basis with the Term Facility or junior lien secured notes or loans that will be secured on a subordinated basis to the Term Facility, in each case on terms and subject to provisions reasonably acceptable to the Administrative Agent and the Borrower.

Availability:	One drawing may be made under the Term Facility on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be re-borrowed.

Maturity:	The Term Loans will mature on the seventh anniversary of the Closing Date.

Closing Date:	The date on which the borrowings under the Term Facility are made and the Acquisition is consummated (the “Closing Date”).

Amortization:

The outstanding principal amount of the Term Facility will be payable in equal quarterly amounts of 0.25% of the original principal amount of the Term Facility, with the remaining balance due on the seven-year anniversary of the Closing Date.

Interest Rate:

All amounts outstanding under the Term Facility will bear interest, at the Borrower’s option, as follows: (i) at the Base Rate plus 2.00% per annum; or (ii) at the reserve adjusted Eurodollar Rate plus 3.00% per annum.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type subject to a reserve adjusted Eurodollar Rate “floor” of 1.00% and a Base Rate “floor” of 2.00%. In no event shall the Base Rate be less than the sum of (i) the one-month reserve adjusted Eurodollar Rate (after giving effect to any reserve adjusted Eurodollar Rate “floor”) plus (ii) the difference between the applicable stated margin for reserve adjusted Eurodollar Rate loans and the applicable stated margin for Base Rate loans.

After the occurrence and during the continuance of any Event of Default, interest on amounts then outstanding will accrue at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to loans bearing interest at the rate determined by reference to the Base Rate, in each case plus an additional two percentage points (2.00%) per annum. Such interest will be payable on demand.

Interest Payments:	Quarterly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest

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periods (which will be one, two, three and six months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366-day year with respect to loans bearing interest with reference to the Base Rate).

Voluntary Prepayments:

The Senior Facilities may be prepaid in whole or in part, subject to the “Call Premium” below, without premium or penalty; provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. All voluntary prepayments will be applied pro rata to the Term Facilities and any Incremental Facility

Mandatory Prepayments:	The following mandatory prepayments will be required (subject to certain basket amounts to be negotiated in the definitive Loan Documents):

1.             Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of the Borrower or its subsidiaries (subject to certain exceptions to be determined), other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and net cash proceeds that are reinvested in other long-term assets useful in the business of the Borrower and its subsidiaries within one year of receipt thereof.

2.             Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Borrower or its subsidiaries in excess of threshold amounts to be agreed and subject to the right of the Borrower to reinvest if such proceeds are reinvested (or committed to be reinvested) in other long-term assets useful in the business of the Borrower and its subsidiaries (or used to replace damaged or destroyed assets) within one year of receipt thereof.

3.             Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or its subsidiaries (other than indebtedness otherwise permitted under the Loan Documents).

4.             Excess Cash Flow: Prepayments in an amount equal to 50% (subject to reductions to a lower percentage upon achievement of certain financial performance measures to be determined) of “excess cash flow” (to be defined in the applicable Loan Document) for each fiscal year of the Borrower (commencing with the fiscal year ending 2013) and payable within 90 days

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of fiscal year-end; provided that voluntary prepayments of the Term Facility will reduce the amount of excess cash flow payments required for such fiscal year on a dollar-for —dollar basis (except to the extent financed with debt).

Call Premium:

In the event that all or any portion of the Term Facility (other than in connection with a Change of Control) is (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any waiver, consent or amendment to the Term Facility directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Term Facility or the incurrence of any debt financing having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Term Facility (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Transaction”)) occurring on or prior to the first anniversary of the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Term Facility held by any Lender is repaid, prepaid, refinanced or replaced pursuant to a “yank-a-bank” or similar provision in the Loan Documents as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced

Security:

The Term Facility, each Guarantee, any interest rate commodity, and/or currency hedging obligations of the Borrower or any Restricted Subsidiary owed to the Administrative Agent, the Arranger, any Lender or any affiliate of the Administrative Agent, the Arranger or any Lender (the “Hedging Obligations”) will be secured by (i) second priority security interests in certain collateral securing obligations at any time outstanding under the ABL Credit Agreement (the “ABL Priority Collateral”) and (ii) first priority security interests in substantially all assets other than the ABL Priority Collateral, including without limitation, all personal, real and mixed property of the Borrower and the Guarantors (except as otherwise agreed to by the Arranger) (collectively, with the ABL Collateral, the “Collateral”). All security arrangements relating to the Senior Facilities and the Hedging Obligations will be in form and substance satisfactory to the Administrative Agent and the Arranger and subject to Section 2 of the Commitment Letter will be perfected on the Closing Date. The relative priority of the Collateral and the ABL Collateral shall be set forth in a customary intercreditor agreement in form

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and substance reasonably satisfactory to the Administrative Agent.

Representations and Warranties:

The credit agreement for the Term Facility will contain such customary and appropriate representations and warranties by the Borrower (with respect to the Borrower and its subsidiaries) as are usual and customary for financings of this kind, including, without limitation: due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Loan Documents; creation, perfection and priority of security interests; no conflicts; governmental consents; historical and projected financial condition; no material adverse change; no restricted junior payments; absence of material litigation; payment of taxes; title to properties; environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee matters; absence of brokers or finders fees; solvency; compliance with laws; status as first lien secured debt subject to the priority of the ABL Priority Collateral securing the obligations under the ABL Credit Agreement); full disclosure; and Patriot Act and other related matters.

Covenants:

The definitive Loan Documents for the Term Facility will contain such affirmative and negative covenants by the Borrower (with respect to the Borrower and its subsidiaries) as are usual and customary for financings of this kind, giving due regard to then current market conditions, including, without limitation: delivery of financial statements and other reports (including the identification of information as suitable for distribution to Public Lenders or non-Public Lenders); maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; cooperation with syndication efforts; books and records; inspections; lender meetings; compliance with laws; environmental matters; additional collateral and guarantors; maintenance of corporate level and facility level ratings; cash management and further assurances; limitations with respect to other indebtedness; liens; negative pledges; restricted junior payments (e.g., no dividends, distributions, buy-back redemptions or certain payments on certain debt); restrictions on subsidiary distributions; investments, mergers and acquisitions; sales of assets (including subsidiary interests); sales and lease-backs; transactions with affiliates; conduct of business; amendments and waivers of organizational documents, certain indebtedness and other material agreements; and changes to fiscal year, including, in each case, exceptions and baskets to be mutually agreed upon. There will not be any financial maintenance covenants.

Events of Default:	The definitive Loan Documents for the Term Facility will include such events of default (and, as appropriate, grace periods) as are usual and customary for financings of this kind, including,

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without limitation, failure to make payments when due, defaults under other agreements or instruments of indebtedness, certain events under hedging agreements, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA, impairment of security interests in collateral, invalidity of guarantees, and “change of control” (to be defined in a mutually agreed upon manner).

Conditions Precedent to
Initial Borrowings:

The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Term Facility will be subject to the conditions precedent referred to in Section 2 of the Commitment Letter and listed on Annex D attached to the Commitment Letter.

Assignments and Participations:

The Lenders may assign all or, in an amount of not less than $1.0 million, any part of, their respective shares of the Term Facility to their affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the Loan Documents) which are reasonably acceptable to the Administrative Agent and (except during the existence of an Event of Default) the Borrower, each such consent not to be unreasonably withheld or delayed; provided that no consent of the Borrower or the Administrative Agent shall be required if such assignment is made to another Lender or an affiliate of such Lender or an Approved Fund (to be defined in the Loan Documents). The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within five business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. The Lenders will also have the right to sell participations without restriction, subject to customary limitations on voting rights, in their respective shares of the Term Facility.

In addition, the Loan Documents shall provide that loans under the Term Facility may be purchased by Borrower through “Dutch” auctions in which all Lenders under the Term Facility are invited to participate on a pro rata basis in accordance with customary procedures to be agreed, subject to customary terms and conditions, including without limitation, (a) any such loans acquired by Borrower shall be retired and cancelled promptly upon acquisition thereof, (b) Borrower must provide a customary representation and warranty to the effect that it is not in possession of any information that has not been disclosed to the auction

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manager, the Administrative Agent and non-Public Lenders and that may be material to a Lender’s decision to participate in an auction or an assignment, (c) loans may not be purchased with the proceeds of loans under the ABL Credit Facility, (d) no default or event of default shall exist or result therefrom and (e) any such loans acquired by Borrower shall not be deemed a repayment of loans for purposes of calculating excess cash flow.

Requisite Lenders:

Amendments and waivers will require the approval of Lenders holding more than 50% of total commitments or exposure under the Term Facility (“Requisite Lenders”), provided that, in addition to the approval of Requisite Lenders, the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (a) reductions of principal, interest, fees or premium, (b) extensions of final maturity or due date of any interest, fee or premium payment, (c) certain collateral issues and (d) the definition of Requisite Lenders.

On or before the final maturity date of the Term Facility, the Borrower shall have the right to extend the maturity date of all or a portion of the Term Facility with only the consent of the Lenders whose loans or commitments are being extended (provided the Borrower shall allow each Lender the opportunity to extend the maturity date of their loans on a pro rata basis), and otherwise on terms and conditions to be mutually agreed by the Arranger and the Borrower.

Yield Protection:

The Senior Facilities will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents. The Term Facility will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

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Indemnity:

The Term Facility will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Arranger, the Administrative Agent and the Lenders.

Governing Law and Jurisdiction:

The Term Facility will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Collateral Agent (to be defined in the Loan Documents) requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Counsel to the Arranger and Administrative Agent:                                                Cahill Gordon & Reindel LLP.

The foregoing is intended to summarize certain basic terms of the Term Facility.  It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Term Facility.

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ANNEX C

Clean Harbors, Inc.

Summary of the Bridge Loans

This Summary outlines certain terms of the Bridge Loans referred to in the Commitment Letter, of which this Annex C is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Clean Harbors, Inc. (the “Borrower”).

Guarantors:	Each of the Borrower’s domestic subsidiaries (the “Guarantors”) will guarantee (the “Guarantee”) all obligations of the Borrower under the Bridge Loans.

Sole Lead Arranger and
Sole Bookrunner:	Goldman Sachs Bank USA (“Goldman Sachs”) in its capacity as Sole Lead Arranger and Sole Bookrunner (the “Arranger”).

Administrative Agent:	Goldman Sachs in its capacity as Administrative Agent (the “Administrative Agent”).

Lenders:	Goldman Sachs and/or other financial institutions selected by the Arranger (each, a “Lender” and, collectively, the “Lenders”).

Amounts of Bridge Loans:

$375.0 million in aggregate principal amount of senior unsecured increasing rate loans, less the amount of gross proceeds from any sale of Notes received on or prior to the Closing Date (the “Bridge Loans”).

Closing Date:	The date on which Bridge Loans are made (the “Closing Date”).

Use of Proceeds:

The Bridge Loans, together with the Term Loans, borrowings in an aggregate principal amount of up to $100 million under the ABL Credit Agreement, proceeds from the Equity Issuance if consummated on or before the Closing Date and cash from the Borrower’s balance sheet, shall be used solely to fund the Acquisition and pay fees and expenses of the Borrower in connection therewith on the Closing Date.

Ranking:	The Bridge Loans, the Guarantee and all obligations with respect thereto will be pari passu with all of the Borrower’s and the Guarantors’ senior debt.

Maturity:

The Bridge Loans will mature on the eighth anniversary of the Closing Date. At any time and from time to time, on or after the first anniversary of the Closing Date, upon reasonable prior written notice and in a minimum principal amount of at least $50.0 million in the aggregate principal amount of Exchange Notes (as defined below), the Bridge Loans may be exchanged (each such exchange, an “Exchange”), in whole or in part, at the

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option of the applicable Lender, for senior unsecured exchange notes (the “Exchange Notes”), in a principal amount equal to the principal amount of the Bridge Loans so exchanged and having the same maturity date as the Bridge Loans so exchanged.

The Exchange Notes will be issued pursuant to an indenture (the “Indenture”) that will have the terms set forth on Exhibit 1 to this Annex C.

Interest Rate:

Until the earlier of (i) the first anniversary of the Closing Date and (ii) the occurrence of a Demand Failure Event (as defined in the Fee Letter) (such earlier date, the “Conversion Date”), the Bridge Loans will bear interest at a floating rate, reset quarterly, as follows: (i) for the first three-month period commencing on the Closing Date, the Bridge Loans will bear interest at a rate per annum equal to the reserve adjusted Eurodollar Rate, plus 450 basis points (collectively, the “LIBOR Rate”), and (ii) thereafter, interest on the Bridge Loans will be payable at a floating per annum rate equal to the greater of the following, reset at the beginning of each subsequent three-month period: (A) the LIBOR Rate as of such reset date, and (B) the interest rate applicable during the prior three-month period, in each case plus the Spread. The “Spread” will initially be 50 basis points (commencing three months after the Closing Date) and will increase by an additional 50 basis points every three months thereafter. Notwithstanding the foregoing, at no time will the per annum interest rate on the Bridge Loans exceed the Total Cap (as defined in the Fee Letter) then in effect plus default interest, if any).

From and after the Conversion Date, the Bridge Loans will bear interest at a fixed rate equal to the Total Cap (as defined in the Fee Letter) (plus default interest, if any).

Prior to the Conversion Date, interest will be payable at the end of each interest period. Accrued Interest shall also be payable in arrears on the Conversion Date and on the date of any prepayment of the Bridge Loans. From and after the Conversion Date, interest will be payable quarterly in arrears and on the date of any prepayment of the Bridge Loans.

As used herein, the term “reserve adjusted Eurodollar Rate” will have the meaning customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type subject to a reserve adjusted Eurodollar Rate Floor of 1.00% per annum.

After the occurrence and during the continuance of an Event of Default, interest on all amounts then outstanding will accrue at a rate equal to the applicable rate set forth above, plus an additional

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two percentage points (2.00%) per annum and will be payable on demand.

Mandatory Prepayment:

Subject to the provisions of the Term Loans and the Existing Notes, prior to the Conversion Date, the net proceeds to the Borrower or any subsidiary of the Borrower (including, without limitation, the Acquired Business) from (a) any direct or indirect public offering or private placement of any debt or equity securities (other than issuances pursuant to employee stock plans), (b) any future bank borrowings (except borrowings under the ABL Credit Agreement) and (c) any future asset sales or receipt of insurance proceeds (subject to certain ordinary course exceptions), in each case, will be used to repay the Bridge Loans, subject in the case of clauses (b) and (c) only, to the required prior repayment of any amount then outstanding under the Term Facility, in each case, at a price of 100% of the principal amount of the Bridge Loans prepaid plus accrued interest to the date of prepayment. Any proceeds from the sale of Applicable Debt (as defined in the Fee Letter) funded or purchased by a Lender or one or more of its affiliates will be applied, first to refinance the Bridge Loans held at that time by such Lender, and second, in accordance with the pro rata provisions otherwise applicable to prepayments.

From and after the Conversion Date, the mandatory prepayment provisions in the definitive documentation governing the Bridge Loans (the “Bridge Loan Agreement”) will be automatically amended to require that the Borrower prepay the outstanding Bridge Loans, on a pro rata basis, at par plus accrued interest to the date of prepayment with the proceeds of any future asset sales (subject to certain ordinary course exceptions and customary reinvestment rights within 365 days); provided that, each holder of Bridge Loans may elect to reject its pro rata share of such prepayment such holder is otherwise entitled to receive pursuant to this paragraph.

Nothing in these mandatory prepayment provisions will restrict or prevent any holder of Bridge Loans from exchanging Bridge Loans for Exchange Notes on or after the first anniversary of the Closing Date.

Change of Control:

Upon the occurrence of a Change of Control (to be defined), the Borrower will be required to prepay in full all outstanding Bridge Loans at par plus accrued interest to the date of prepayment, plus with respect to any Bridge Loans so prepaid on or after the Conversion Date, a 1.0% prepayment premium. Prior to making any such prepayment, the Borrower will, within 30 days of the Change of Control, repay all obligations under the ABL Credit Agreement and the Term Facility or obtain any required consent of the lenders under the ABL Credit Agreement or the Term Facility to make such prepayment of the Bridge Loans.

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From and after the Conversion Date, each holder of Bridge Loans may elect to accept or waive a prepayment such holder is otherwise entitled to receive pursuant to this paragraph.

Voluntary Prepayment:

Prior to the Conversion Date, Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) without premium or penalty, upon five business days’ written notice, such prepayment to be made at par plus accrued interest.

From and after the Conversion Date and prior to the fourth anniversary of the Closing Date, Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) upon 30 days prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points during the first four years following the Closing Date and (ii) one-half of the then-prevailing interest rate on the Bridge Loans in year five following the Closing Date declining ratably on each subsequent anniversary of the Closing Date to zero for the last two years prior to the maturity of the Bridge Loans.

The Borrower may not make any optional prepayment of Bridge Loans (i) during the period commencing on the date of an Applicable Debt Notice (as defined in the Fee Letter) for Applicable Debt (as defined in the Fee Letter) and ending upon the earliest of (x) the consummation of an issuance or incurrence of Applicable Debt (as defined in the Fee Letter) in accordance with such Applicable Debt Notice (as defined in the Fee Letter), (y) the withdrawal or termination of such Applicable Debt Notice (as defined in the Fee Letter) and (z) the first business day following the Conversion Date or (ii) to the extent that the holder thereof has given notice to the Borrower of its intent to elect to exchange Bridge Loans for Exchange Notes during the period commencing on the delivery of the related notice and ending upon the withdrawal of such notice or the consummation of the exchange of such holder’s Bridge Loans for Exchange Notes.

Representations and Warranties:

The Bridge Loan Agreement will contain representations and warranties by the Borrower (with respect to the Borrower and its subsidiaries) similar to those contained in the Loan Documents related to the Term Facility.

Covenants:

The Bridge Loan Agreement will contain covenants as are usual and customary for financings of this kind, giving due regard to then current market conditions, including, without limitation: payment of securities; maintenance of office or agency; limitation on restricted payments; limitation on incurrence of additional indebtedness; corporate existence; payment of taxes and other claims; maintenance of properties and insurance; compliance

Annex C-4

certificate; notice of default; compliance with laws; reports to holders; waiver of stay, extension or usury laws; limitations on transactions with affiliates; limitation on dividends and other payment restrictions affecting subsidiaries; limitation on the issuance and sale of capital stock of restricted subsidiaries; limitation on issuances of guarantees by restricted subsidiaries; limitation on liens; offer to repurchase upon certain changes of control, asset sales and certain insurance proceeds; limitation on asset sales; future guarantors; limitation on mergers, consolidations and sales of assets. There will not be any financial maintenance covenants.

Events of Default:

The Bridge Loan Agreement will contain such events of default as are usual and customary for financings of this kind, giving due regard to then current market conditions, including, without limitation: nonpayment of interest when due; non payment of principal when due; violations of covenants or agreements related to the Bridge Loans; cross default for failure to pay principal of material indebtedness; cross acceleration to material indebtedness; inaccuracy of representatives and warranties, material judgments; bankruptcy events; invalidity of any guarantee of a significant subsidiary.

Conditions Precedent to Borrowing:

The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject to the conditions precedent referred to in Section 2 of the Commitment Letter and those listed on Annex D attached to the Commitment Letter.

Assignments and Participations:

Each of the Lenders may assign all or (subject to minimum assignment amount requirements) any part of its Bridge Loans to its affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are “Eligible Assignees,” as defined in the Bridge Loan Agreement, that (except in the case of assignments made by or to the Commitment Party) are reasonably acceptable to the Administrative Agent, such consent not to be unreasonably withheld or delayed.

Upon such assignment, such Eligible Assignee will become a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or any minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment (except in the case of assignments made by or to the Commitment Party). The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective Bridge Loans.

Annex C-5

Requisite Lenders:	Lenders holding at least a majority of total Bridge Loans, with certain amendments requiring the consent of Lenders holding a greater percentage (or all) of the total Bridge Loans.

Yield Protection:

The Bridge Loan Agreement will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Loan Documents related to the Bridge Facility, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents related to the Bridge Facility.

Taxes:

The Bridge Loan Agreement will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Indemnities:

The Bridge Loan Agreement will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Arranger, the Administrative Agent and the Lenders.

Governing Law and Jurisdiction:

The Bridge Loan Agreement will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent, the Bridge Collateral Agent (to be defined in the Loan Documents related to the Bridge Facility) or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Loan Documents related to the Bridge Facility, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Counsel to the Arranger and the
Administrative Agent:	Cahill Gordon & Reindel LLP.

Annex C-6

The foregoing is intended to summarize certain basic terms of the Bridge Loans.  It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Bridge Loans.

Annex C-7

EXHIBIT 1 TO ANNEX C

Clean Harbors, Inc.

Summary of Exchange Notes

This Summary of Exchange Notes outlines certain terms of the Exchange Notes referred to in Annex C to the Commitment Letter, of which this Exhibit 1 is a part.  Capitalized terms used herein have the meanings assigned to them in Annex C to the Commitment Letter.

Exchange Notes

At any time on or after the first anniversary of the Closing Date, upon five or more business days prior notice, Bridge Loans may, at the option of a Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Bridge Loans so exchanged.  At a Lender’s option, Exchange Notes will be issued directly to its broker-dealer affiliate or other third party designated by it, upon surrender by the Lender to the Borrower of an equal principal amount of Bridge Loans.  No Exchange Notes will be issued until the Borrower receives requests to issue at least $50.0 million in aggregate principal amount of Exchange Notes.  The Borrower will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended.  The Borrower will appoint a trustee reasonably acceptable to the Lenders.  The Indenture will be fully executed and delivered on the Closing Date and the Exchange Notes will be fully executed and deposited into escrow on the Closing Date.

Final Maturity:	Same as Bridge Loans.

Interest Rate:	Each Exchange Note will bear interest at a fixed rate equal to the Total Cap then in effect (plus default interest, if any). Interest will be payable semiannually in arrears.

Additional default interest on all amounts outstanding will accrue at the applicable rate plus two percentage points (2.00%) per annum.

Optional Redemption:

Until the fourth anniversary of the Closing Date, each Exchange Note will only be callable at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points during the first four years following the Closing Date and (ii) one-half of the interest rate on the Exchange Notes in year five following the Closing Date declining ratably on each subsequent anniversary of the Closing Date to zero for the last two years prior to the maturity of the Exchange Notes.

In addition, prior to the third anniversary of the Closing Date, up to 35% of the original principal amount of the Exchange Notes may be redeemed from the proceeds of a qualifying equity offering by the Borrower at a redemption price equal to par plus the coupon and accrued interest.

Annex C-8

Defeasance Provisions of
Exchange Notes:	Customary.

Modification:	Customary.

Change of Control:	Customary at 101%.

Registration Rights:

The Borrower will file within 90 days after the first anniversary of the Closing Date and will use its best efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”). If a Shelf Registration Statement is filed, the Borrower will keep such registration statement effective and available (subject to customary exceptions). After a Shelf Registration Statement has been declared effective, the Borrower will be permitted to permit its effectiveness to lapse if it is no longer needed to permit unrestricted resales of all of the Exchange Notes. If within 180 days after the first anniversary of the Closing Date (the “Effectiveness Deadline”) a Shelf Registration Statement for the Exchange Notes has not been declared effective, then the Borrower will pay liquidated damages in the form of increased interest of 25 basis points per annum on the principal amount of Exchange Notes and Bridge Loans outstanding to holders of such Exchange Notes and Bridge Loans from and including the Effectiveness Deadline to but excluding the effective date of such Shelf Registration Statement. On the 90th day after the Effectiveness Deadline, the liquidated damages will increase by 25 basis points per annum, and on each 90-day anniversary of the Effectiveness Deadline thereafter, will increase by 25 basis points per annum, to a maximum increase in interest of 100 basis points per annum. The Borrower will also pay such special interest for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder. All accrued special interest will be paid on each semiannual interest payment date.

Covenants:	Substantially similar to those contained in the Bridge Loan Agreement.

Events of Default:	Substantially similar to those contained in the Bridge Loan Agreement.

The foregoing is intended to summarize certain basic terms of the Exchange Notes.  It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Exchange Notes.

Annex C-9

ANNEX D

Clean Harbors, Inc.

Summary of Conditions Precedent to the Term Loans and the Bridge Loans

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Term Loans and the Bridge Loans referred to in the Commitment Letter, of which this Annex D is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

1.                                      Concurrent Transactions:  The terms of the definitive documentation for the Acquisition (including the exhibits, schedules and all related documents, the “Acquisition Agreement”) will be reasonably satisfactory to the Arranger (it being agreed that the draft arrangement and plan of merger dated October 26, 2012 (but not any of the exhibits, schedules and related documents) provided to the Arranger is reasonably satisfactory to the Arranger).  The Acquisition shall have been consummated pursuant to the Acquisition Agreement, without giving effect to any modifications, consents, amendments, requests or waivers thereto (including those pursuant to clause (C) of the definition of Company Material Adverse Effect) that are materially adverse to the Lenders and the Arranger (it being understood that (i) a reduction of the purchase price in respect of the Acquisition in excess of 10% will be materially adverse to the Lenders and the Arranger and (ii) any reduction in the purchase price in respect of the Acquisition deemed not materially adverse to the Lenders and the Arranger in clause (i) shall, in the sole discretion of the Commitment Party, reduce the total commitments of the Commitment Party in respect of the Facilities (such reductions in commitments between Facilities shall be in the sole discretion of the Commitment Party) by the same amount of the reduction in purchase price in respect of the Acquisition).  There will not exist (pro forma for the Acquisition and the financing thereof) any default or event of default under, or violation of the terms of, the Existing Notes or any other material indebtedness of the Borrower or its subsidiaries or, to the extent remaining in place following the Acquisition, of the Acquired Business.  The Existing Notes shall not have been amended, supplemented, waived or otherwise modified nor any consent given from and after the date hereof.  The ABL Credit Agreement shall not be amended, supplemented, waived, refinanced or otherwise modified nor any consent given from and after the date hereof unless on terms and subject to conditions reasonably acceptable to the Commitment Party.

2.                                  Financial Statements.  The Arranger shall have received (i) at least 20 days prior to the Closing Date, audited financial statements of the Acquired Business for the fiscal years ended at least 90 days prior to the Closing Date; (ii) as soon as internal financial statements are available to the Acquired Business and the Borrower, and in any event at least 20 days prior to the Closing Date, unaudited financial statements for any interim period or periods of the Borrower and the Acquired Business ended after the date of the most recent audited financial statements and more than 45 days prior to the Closing Date; and (iii) customary pro forma financial statements, in each case meeting the requirements of Regulation S-X for Form S-1 registration statements.

3.                                      Payment of Fees.  All costs, fees, expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to, the Arranger, the Administrative Agent or the Lenders shall have been paid to the extent due.

4.                                      Customary Closing Documents/No Other Debt.  The Arranger shall be satisfied that the Borrower has complied with the following other customary closing conditions:  (i) the delivery of legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates; (ii) evidence of authority; (iii) satisfactory evidence that the Borrower has obtained material third party and governmental consents necessary in connection with the Acquisition, the related transactions or the financing thereof; (iv) absence of litigation affecting the Acquisition, the related transactions or the financing thereof; (v) perfection of liens and pledge on the collateral securing the Term Loans; (vi) evidence of insurance, (vii) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and the Guarantors; (viii) a customary borrowing request, which shall be delivered prior to the Closing Date as set forth in the Loan Documents (or on the Closing Date if agreed by the Administrative Agent) and (ix) delivery of a solvency certificate from the chief financial officer of the Borrower substantially in the form of Exhibit A to this Annex D certifying that the Borrower and its subsidiaries are, on a consolidated basis, solvent.  The Borrower, the Administrative Agent, Bank of America, N.A., as collateral agent under the ABL Credit Agreement shall have entered into an intercreditor agreement that is substantially similar to that certain intercreditor agreement to which the Borrower is party dated as of August 14, 2009.  The Arranger will have received at least 10 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.  After giving effect to the consummation of the Acquisition, neither the Borrower nor any of its subsidiaries (including the Acquired Business) shall have any debt outstanding other than (i) the Existing Notes that are outstanding on the date of the Commitment Letter, (ii) the Term Loans, (iii) the Notes or the Bridge Loans, (iv) debt (excluding potential reimbursement obligations for outstanding letters of credit to the extent not then payable) outstanding under the ABL Credit Agreement in an aggregate principal amount not to exceed $100 million and (v) ordinary course capital leases in an amount not greater than those outstanding of the Borrower and its subsidiaries and the Acquired Business as of the date of the Commitment Letter.

5.                                      Prior Marketing of Notes.  The Borrower shall have (i) prepared a preliminary prospectus or preliminary offering circular or preliminary private placement memorandum suitable for use in a customary “high-yield road show” which will be in a form that will enable the independent registered public accountants of the Borrower and the Acquired Business to render a customary “comfort letter” (including customary “negative assurances”), (ii) caused the Borrower’s and the Acquired Business’ independent public auditors to deliver customary comfort letters (including negative assurance comfort), upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings and (iii) caused the participation of senior management and representatives of the Borrower in the road show during the 20 consecutive calendar day period ending on the Closing Date and following the receipt of the materials in clause (i) of this paragraph 5 (and 5 business days prior to the beginning of such period the Borrower shall have delivered to the Arranger a certificate executed by an officer of the Borrower certifying whether or not the Equity Issuance will comprise part of the financing for the Acquisition and such certificate shall include the amount (if any) of such Equity Issuance); provided, that (i) such period shall either conclude prior to December 21, 2012 or commence after January 2, 2013 and (ii) in calculating such period, the days from and including November 22, 2012 through and including November 25, 2012 shall not be considered calendar days.  The Commitment Party shall have been afforded a 20 consecutive calendar day period following receipt of the Confidential Information Memorandum and ending prior to the Closing Date to seek to syndicate the Term Facility; provided that (i) such period shall either conclude prior to December 21, 2012 or commence after January 2, 2013 and (ii) in calculating such period, the days from and including November 22, 2012 through and including November 25, 2012 shall not be considered calendar days.

6.                                      Representations.  The Acquisition Agreement Representations and the Specified Representations shall be true and correct as of the Closing Date.

EXHIBIT A TO ANNEX D

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE
of
CLEAN HARBORS, INC.
AND ITS SUBSIDIARIES

The undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of the Clean Harbors, Inc. (the “Borrower”) and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions:

a.              The fair value of the assets of the Borrower and its subsidiaries (including for the avoidance of doubt, the Acquired Business and its subsidiaries, the “Subsidiaries”), on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.              The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.               The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.              The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the [Credit Agreement].

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after consummation of the Transactions.

[Signature Page Follows]

ANNEX I to
EXHIBIT E

IN WITNESS WHEREOF, the undersigned has executed this certificate in such undersigned’s capacity as chief financial officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

CLEAN HARBORS, INC.

By
Name:
Title:

Annex D-1